Exhibit 6.03

              [Letterhead of The Living Card Company
         P.O. Box 520478 - 1174 East 2700 South, Suite 16
                 Salt Lake City, Utah 84152-0478
             Phone 1-800-434-GROW - Fax 801-485-9876]


                         Broker Agreement
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AGREEMENT made as of 04 June 1998, between The Living Card Company, a Nevada
Corporation (hereinafter "LLC") and Greere & Associates (hereinafter
"Broker").

1. Effective 04 June 1998, LCC hereby appoints Broker, located at 500 Grapevine Hwy Ste 3 as exclusive representative for the sale of all products manufactured by LCC (hereinafter "products") in the OK/TX/NM marketing area (the "Territory"), with the exception of any LCC designated in-house accounts.

2. LCC shall pay Broker a commission on products sold to LCC designated accounts by Broker within the Territory equal to a total of Five Percent (5%) of the net mount of the invoice, excluding freight. (Brokerage will be paid on new F.O.B. LCC plant pricing).

     Any variation from standard brokerage rates are listed below by account.

     Upon paid invoices commissions shall became payable upon the 20th of each month for all sales of the previous mouth. Any commission paid on products which are returned, credited and/or unpaid shall be subsequently debited against any commission amount due Broker.

3. Broker is to quote only such prices, terms and conditions as LCC shall designate.

4. Broker shall give LCC prompt notice of any knowledge which affects the credit standing of any account and shall render such assistance as LCC may from time to time request in the collection of indebtedness owed by accounts to LCC for products.

5.     This agreement is not assignable in whole or in any part by Broker.

6. This agreement may be terminated by either party with a 30 day written notification.

Signed this 04 day of June, 1998.
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Signed by /s/ signature illegible          Title Owner
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LCC Representative /s/ Craig M. Weston     Title VP of Sales
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